Exhibit 99.1

For further information:

David A. Crittenden

Chief Financial Officer

DCrittenden@goutsi.com

(586) 467-1427

Universal Truckload Services, Inc. Reports Third Quarter 2014 Financial Results

Warren, MI – October 23, 2014 — Universal Truckload Services, Inc. (NASDAQ: UACL) reported today third quarter net income of $13.1 million, or $0.44 per basic and diluted share on total operating revenue of $302.1 million. This compares to net income of $13.7 million, or $0.46 per basic and diluted share, on total operating revenues of $261.7 million during the third quarter of 2013. Total operating revenues increased 15.5% and earnings per share declined $0.02 compared to the prior year, reflecting a different mix of transportation and logistics segment business and corporate charges unrelated to operating activities.

Operating revenues from transportation services increased $15.9 million, or 8.8%, to $196.8 million in the quarter ended September 27, 2014, from the comparable period last year, due to a 6.2% year-over-year increase in loads and continuing strength in pricing. Value-added services revenues increased $21.2 million in the most recent quarter. However, revenues from subsidiaries delivering these services that have been included in consolidated financial results for more than one year declined 6.9%, or $3.3 million, due to the conclusion of certain customer operations. Revenues from intermodal services increased 10.0%, to $36.2 million from $32.9 million in the third quarter of 2013. The $3.3 million net increase in revenues from intermodal services includes a $4.1 million increase in our intermodal drayage services.

In the aggregate, income from operations increased 2.2% to $23.0 million, compared to $22.5 million in the third quarter of 2013. Income from operations in our transportation segment increased 23.7% to $10.2 million or 5.0% of segment operating revenues for the third quarter of 2014, which compares to $8.3 million or 4.5% of segment operating revenues for the third quarter of 2013. Income from operations in our logistics segment, which includes value-added services and dedicated transportation services, decreased 9.1% to $14.0 million or 14.3% of operating revenues for the third quarter of 2014. This compares to $15.4 million or 19.2% of operating revenues one year earlier.

“Universal’s truckload and intermodal businesses met our revenue expectations in the third quarter, owing to favorable load count and pricing trends, and they achieved quarter-over-quarter margin improvements,” according to Jeff Rogers, Executive Vice President. “In our logistics segment, we are focused on three priorities: enhancing and further penetrating existing customer relationships, improving the profitability of our dedicated transportation services, and continuing to develop domestic and international opportunities in our sales pipeline.”

We calculate and report selected financial metrics in connection with lending arrangements, and also to isolate and separately identify the impact of corporate development activities, which can include non-operating transaction costs and amortization of intangible assets recognized as the result of prior acquisitions. These statistics are described in more detail below in the section captioned “Non-GAAP Financial Measures.”

For the thirteen weeks ended September 27, 2014, our EBITDA increased 15.8% to $31.5 million, from $27.2 million for the thirteen weeks ended September 27, 2013. Expressed as a percentage of operating revenues, third quarter 2014 EBITDA remained unchanged at 10.4% compared the third quarter of 2013. Trends in EBITDA expressed as a percentage of operating revenues are substantially similar to trends in income from operations, excluding amortization of acquisition-related intangibles.

As of September 27, 2014, we held cash and cash equivalents totaling $10.0 million and marketable securities totaling $12.3 million. Outstanding debt totaled $238.4 million and obligations pursuant to capital leases were valued at $3.6 million.

Universal Truckload Services, Inc. also announced today that our Board of Directors has declared a quarterly cash dividend of $0.07 per share of common stock. The dividend is payable to shareholders of record at the close of business on November 3, 2014 and is expected to be paid on November 13, 2014.

Conference call:

We invite analysts and investors to participate in a conference call on Friday, October 24, 2014 at 10:00 AM ET. During the call, we will discuss Universal’s third quarter 2014 financial performance, the current demand outlook in key markets we serve, and trends impacting our business.

Dial-in details:

Call Toll Free: (866) 622-0924

International Dial-in: +1 (660) 422-4956

Conference ID: 11057654

A replay of the conference will be available two hours after the call through November 20, 2014, by calling (855) 859-2056 (toll free) or +1 (404) 537-3406 (toll) and using conference ID 11057654. Additionally, the call will be available on investors.goutsi.com.

About Universal:

Universal Truckload Services, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, Mexico and Canada. We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes. We offer our customers a broad array of services across their entire supply chain, including transportation, value-added, and intermodal services.

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
Operating revenues:
Transportation services	$196,777	$180,847	$574,098	$527,213
Value-added services	69,170	47,936	214,659	146,887
Intermodal services	36,181	32,880	100,284	99,844

Total operating revenues	302,128	261,663	889,041	773,944
Operating expenses:
Purchased transportation and equipment rent	160,269	143,436	456,212	419,590
Direct personnel and related benefits	47,351	43,898	155,269	132,897
Commission expense	11,687	10,132	32,440	29,254
Operating expense (exclusive of items shown separately)	28,286	18,946	89,565	57,821
Occupancy expense	6,457	4,661	19,870	14,923
Selling, general and administrative	10,350	7,904	31,658	24,445
Insurance and claims	6,259	5,523	17,853	14,905
Depreciation and amortization	8,469	4,683	24,132	14,749

Total operating expenses	279,128	239,183	826,999	708,584

Income from operations	23,000	22,480	62,042	65,360
Interest expense, net	(2,049)	(1,094)	(6,087)	(3,124)
Other non-operating income	101	105	315	366

Income before provision for income taxes	21,052	21,491	56,270	62,602
Provision for income taxes	7,958	7,749	21,419	23,332

Net income	$13,094	$13,742	$34,851	$39,270

Earnings per common share:
Basic	$0.44	$0.46	$1.16	$1.31
Diluted	$0.44	$0.46	$1.16	$1.30
Weighted average number of common shares outstanding:
Basic	29,947	30,065	30,037	30,058
Diluted	29,982	30,118	30,077	30,099
Dividends paid per common share:	$0.07	$0.07	$0.21	$0.07

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	September 27, 2014	December 31, 2013
Assets
Cash and cash equivalents	$10,004	$10,223
Marketable securities	12,325	11,626
Accounts receivable - net	160,132	132,001
Other current assets	39,816	49,539

Total current assets	222,277	203,389
Property and equipment - net	165,014	142,656
Other long-term assets - net	137,001	144,091

Total assets	$524,292	$490,136

Liabilities and shareholders’ equity

Current liabilities, excluding current maturities of capital lease obligations and debt	$108,383	$93,896
Capital lease obligations	3,577	4,643
Debt	238,421	237,500
Other long-term liabilities	44,707	48,532

Total liabilities	395,088	384,571
Total shareholders’ equity	129,204	105,565

Total liabilities and shareholders’ equity	$524,292	$490,136

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
Transportation Services:
Average operating revenues per loaded mile (a)	$3.03	$2.84	$2.98	$2.76
Average operating revenues per loaded mile, excluding fuel surcharges, where separately identifiable (a)	$2.65	$2.47	$2.58	$2.38
Average operating revenues per load (a)	$1,081	$1,030	$1,053	$1,010
Average operating revenues per load, excluding fuel surcharges, where separately identifiable (a)	$944	$894	$914	$869
Average length of haul (a) (b)	357	363	354	366
Number of loads (a)	163,853	154,358	481,513	463,673

Value Added Services:
Number of facilities (d)
Customer provided	15	17	15	17
Company leased	30	26	30	26

Total	45	43	45	43

Intermodal Services:
Drayage (in thousands)	$32,760	$28,647	$90,333	$81,280
Domestic Intermodal (in thousands)	1,103	1,718	2,650	10,886
Depot (in thousands)	2,318	2,515	7,301	7,678

Total (in thousands)	$36,181	$32,880	$100,284	$99,844

Average operating revenues per loaded mile (c)	$5.49	$4.78	$5.31	$4.57
Average operating revenues per loaded mile, excluding fuel surcharges, where separately identifiable (c)	$4.41	$3.87	$4.27	$3.68
Average operating revenues per load (c)	$406	$378	$400	$345
Average operating revenues per load, excluding fuel surcharges, where separately identifiable (c)	$326	$307	$322	$278
Number of loads (c)	80,598	75,715	225,679	235,372
Number of container yards	11	11	11	11

(a)	Excludes operating data from Universal Logistics Solutions, Inc., and Universal Logistics Solutions International, Inc., in order to improve the relevance of the statistical data related to our brokerage services and improve the comparability to our peer companies. Also excludes final mile delivery and shuttle service loads.
(b)	Average length of haul is computed using loaded miles, excluding final mile delivery and shuttle service loads.
(c)	Excludes operating data from Universal Logistics Solutions, Inc. in order to improve the relevance of the statistical data related to our intermodal services and improve the comparability to our peer companies.
(d)	Excludes storage yards, terminals and office facilities.

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Summary of Operating Data - Continued

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
Average Headcount:
Employees	4,228	3,636	4,217	3,354
Full time equivalents	1,541	1,794	1,580	1,829

Total	5,769	5,430	5,797	5,183

Average number of tractors:
Provided by owner-operators	3,365	3,324	3,327	3,345
Owned	836	707	797	694
Third party lease	41	82	65	64

Total	4,242	4,113	4,189	4,103

Operating Revenues by Segment:
Transportation	$203,944	$181,572	$574,667	$529,375
Logistics	98,081	79,977	314,049	244,244
Other	103	114	325	325

	$302,128	$261,663	$889,041	$773,944

Income from Operations by Segment:
Transportation	$10,218	$8,261	$25,347	$21,481
Logistics	13,992	15,388	39,754	46,032
Other	(1,210)	(1,169)	(3,059)	(2,153)

	$23,000	$22,480	$62,042	$65,360

Non-GAAP Financial Measures

In addition to providing consolidated financial statements based on generally accepted accounting principles in the United States of America (GAAP), we are providing additional financial measures that are not required by or prepared in accordance with GAAP (non-GAAP). We present EBITDA as supplemental measures of our performance. We define EBITDA as net income plus (i) interest expense, net, (ii) provision for income taxes and (iii) depreciation and amortization, and less other non-operating income, or EBITDA. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure. Set forth below is a reconciliation of net income, the most comparable GAAP measure, to EBITDA for each of the periods indicated:

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
	( in thousands)		( in thousands)
EBITDA
Net income	$13,094	$13,742	$34,851	$39,270
Provision for income taxes	7,958	7,749	21,419	23,332
Interest expense, net	2,049	1,094	6,087	3,124
Depreciation and amortization	8,469	4,683	24,132	14,749
Other non-operating income	(101)	(105)	(315)	(366)

EBITDA	$31,469	$27,163	$86,174	$80,109

EBITDA margin (a)	10.4%	10.4%	9.7%	10.4%

(a)	EBITDA margin is computed by dividing EBITDA by total operating revenues for each of the periods indicated.

We present EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

EBITDA has limitations as an analytical tool. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and EBITDA only supplementally.